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                                **PRESS RELEASE**

August 6, 2007

            HOMETOWN BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS


         Hometown Bancorp, Inc., (the "Company") (OTC Bulletin Board: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced earnings of $205,000 for the three months ended June 30, 2007 as compared to $107,000 for the same period in 2006. For the six months ended June 30, 2007, the Company reported net income of $385,000 compared to $209,000 for the same period in 2006.

         For the three and six months ended June 30, 2007, net interest income increased 8.3% to $1.4 million from $1.3 million, and increased 10.4% to $2.7 million compared to $2.5 million, respectively, compared to the same periods in 2006. The increase in net interest income resulted primarily from the increase in average balance of net interest-earning assets of $3.6 million, offset by a 43 basis point decrease in our net interest rate spread in the comparable three months periods ended June 30, 2007 and 2006. The increase in net interest income for the six months ended June 30, 2007, resulted primarily from the increase in average balance of net interest-earning assets of $3.5 million, offset by a 52 basis point decrease in our net interest rate spread in the comparable six months periods. The net interest margin decreased 28 and 37 basis points for the comparable three and six month periods of June 30, 2007.

         The provision for loan losses increased $1,000 and $50,000 for the three and six months ended June 30, 2007, respectively. The increase in the six month provision is related to the increase in the loan portfolio, mostly in the commercial mortgage and business loan portfolios. Nonperforming loans as percentage of total loans decreased from 0.45% at December 31, 2006, to 0.18% as of June 30, 2007, primarily because of a decrease in nonperforming loans of $248,000 to $191,000 as of June 30, 2007.

         Non-interest income was $441,000 for the quarter ended June 30, 2007 compared to $287,000 for the quarter ended June 30, 2006. Non-interest income was $868,000 for the six months ended for 2007 compared to $541,000 for the same period in 2006. Contributing to the increase in non-interest income for the three and six months ended June 30, 2007, were increases in banking fees and service charges of $100,000 and $199,000, respectively, as a result of the branch expansion in late 2005 and 2006, and new deposit services offered. Mortgage banking income, net, increased $18,000 and $72,000 for the three and six month periods, respectively, as a result of the increase in the volume of mortgages sold during the periods and the gains derived from the sales.


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         Non-interest expenses were $1.5 million for the quarter ended June 30,
2007 compared to $1.4 million for the quarter ended June 30, 2006. Non-interest expense was $2.9 million for the six months ended for 2007 compared to $2.6 million for the same period in 2006. The primary reason for the increase in operating costs were the expenses associated with the expansion of the branch offices and the related compensation expenses for increased staffing. In the three months ended June 30, 2007, the Bank incurred compensation expenses for the newly started Employee Stock Ownership Plan ("ESOP") of $23,000 related to the shares committed for release under the plan. For the three months ended June 30, 2007 the Bank recorded an expense of $18,000 for its Director Retirement Plan, which was adopted in March 2007, for the estimated net periodic pension expense.

         Total assets grew $16.1 million, or 13.7%, to $133.5 million at June 30, 2007 from $117.4 million at December 31, 2006. Loans net, increased $10.5 million, or 10.7%, from December 31, 2006 to $108.3 million at June 30, 2007. Cash and cash equivalents increased by $5.7 million predominately due to the net proceeds from the stock offering closed on June 28, 2007.

         Total deposits were $112.9 million at June 30, 2007 compared to $104.5 million at December 31, 2006, an increase of $8.4 million or 8.0%. The increase was predominately in certificates of deposit of $12.8 million, offset by decreases in money market accounts of $4.2 million, mostly due to certificates of deposit promotions to fund loan growth and customer's preference for higher deposit rates.

         Total stockholders' equity increased $9.4 million from $8.5 million at December 31, 2006 to $18.0 million at June 30, 2007. The increase in equity is related to the Company completing its stock offering on June 28, 2007, during which the Company sold 1,071,225 shares of common stock to subscribers at a price of $10.00 per share. The Company also issued 1,309,275 shares of its common stock to Hometown Bancorp MHC. The net offering proceeds after offering and ESOP expenses were $9.1 million, of which $6.0 million was provided to the Bank. Equity also increased by earnings of $385,000 for the six months ended June 30, 2007.

         Hometown Bancorp, Inc. is the holding company for Walden Federal Savings & Loan Association. Established in 1919, Walden Federal is a community-oriented financial institution headquartered in Walden, New York. Through its five offices, Walden Federal offers a full-range of financial services to individuals and businesses within its market area.

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

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
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                                                           JUNE 30,           DECEMBER 31,
(Dollars in thousands)                                      2007                 2006
--------------------------------------------------------------------------------------------
FINANCIAL CONDITION DATA:
Total assets                                              $133,535             $117,413
Investment securities                                       11,908               12,041
Loans receivable, net                                      108,348               97,833
Deposits                                                   112,904              104,518
Borrowings                                                       -                2,525
Total stockholders' equity                                  17,963                8,520

CAPITAL RATIOS:
Average equity to average assets                              7.18%                7.24%
Equity to total assets at the end of the period              13.45                 7.26

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of total loans         0.65%                0.64%
Allowance for loan losses as a percent of
  nonperforming loans                                       369.71               141.91
Net charge-offs to average outstanding loans
  during the period (annualized)                              0.02                 0.01
Nonperforming loans as a percent of total loans               0.18                 0.45


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

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                                                      THREE MONTHS ENDED JUNE 30,               SIX MONTHS ENDED JUNE 30,
(Dollars in thousands)                                 2007                 2006                2007                2006
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
OPERATING DATA:
Interest income                                       $  2,189             $  1,830            $  4,282            $  3,439
Interest expense                                           812                  559               1,569                 982
                                                    ------------------------------------------------------------------------
Net interest income                                      1,377                1,271               2,713               2,457
Provision for loan losses                                   35                   34                  94                  44
                                                    ------------------------------------------------------------------------
Net interest income after provision for loan
losses                                                   1,342                1,237               2,619               2,413
Noninterest income                                         441                  287                 868                 541
Noninterest expenses                                     1,452                1,354               2,862               2,623
                                                    ------------------------------------------------------------------------
Income before taxes                                        331                  170                 625                 331
Income tax expense                                         126                   63                 240                 122
                                                    ------------------------------------------------------------------------
Net income                                            $    205             $    107            $    385            $    209
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EARNINGS PER COMMON SHARE:
Basic and diluted                                     $   0.15             $   0.08            $   0.29            $   0.16
Weighted average shares outstanding                      1,342                1,309               1,326               1,309

PERFORMANCE RATIOS (1):
Return on average assets                                  0.64%                0.38%               0.62%               0.40%
Return on average equity                                  8.94                 5.39                8.63                5.28
Interest rate spread (2)                                  3.86                 4.29                3.90                4.42
Net interest margin (3)                                   4.49                 4.77                4.54                4.91
Noninterest income to average assets                      1.38                 1.03                1.40                1.03
Noninterest expense to average assets                     4.55                 4.85                4.61                4.98
Efficiency ratio (4)                                     79.87                86.91               79.92               87.49
Average interest-earning assets to average
   interest-bearing liabilities                         123.56               122.94              124.30              124.71

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
     (1) Performance ratios are annualized.
     (2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
     (3) Represents net interest income as a percent of average interest-earning assets.
     (4) Represents noninterest expense divided by the sum of net interest income and noninterest income.


CONTACT:

Hometown Bancorp, Inc.
Thomas F. Gibney, President and CEO
845-778-2171